Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 23, 2017 relating to the consolidated financial statements of Neuralstem, Inc. included in Neuralstem Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

October 4, 2017